AMENDED AND RESTATED
BY-LAWS
OF
ASSURANT, INC.
Adopted November 10, 2022

ARTICLE I.
STOCKHOLDERS
Section 1.    The annual meeting of the stockholders of the corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware as may be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that annual meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.
Section 2.    Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, the Class B Common Stock or the Class C Common Stock, special meetings of stockholders of the corporation may be called only by the Chief Executive Officer of the corporation or by the Board of Directors pursuant to a resolution approved by the Board of Directors.
Section 3.    Except as otherwise provided by law, notice of the date and hour, place, if any, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining the stockholders entitled to notice of the meeting and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not earlier than sixty, nor less than ten, days previous thereto, to each stockholder of record entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting at such address as appears on the records of the corporation. If the meeting is to be held solely by means of remote communication, notice of the meeting shall include the means of remote communication by which stockholders may be deemed to be present in person and vote at such meeting.
Section 4.    The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”); but if at any meeting of stockholders there shall be less than a quorum present, the stockholders present may adjourn the meeting from time to time without further notice other than announcement at the meeting until a quorum shall be present or represented. Except as otherwise provided in these By-Laws, when a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are provided in accordance with the DGCL. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty days after the date for which the meeting was originally noticed, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the time and place, if any, of the adjourned meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given to each stockholder of record entitled to vote at the meeting in conformity herewith.
Section 5.    The Chairman of the Board, or in the Chairman’s absence or at the Chairman’s direction, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s direction, any officer of the corporation or any member of the Board of Directors shall call all meetings of the stockholders to order and shall act as Chairman of such meeting. The Secretary of the corporation or, in such officer’s absence, an Assistant Secretary shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the Chairman of the meeting shall appoint a secretary of the meeting. Unless otherwise determined by the Board of Directors prior to the meeting, the Chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, by imposing restrictions on the persons (other than stockholders of the corporation or their duly appointed proxies) who may attend any such meeting, whether any stockholder or stockholders’ proxy may be excluded from any meeting of stockholders based upon any determination by the Chairman, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, and the circumstances in which any person may make a statement or ask questions at any meeting of stockholders.
Section 6.    At all meetings of stockholders, any stockholder entitled to vote thereon shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (1) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile or electronic signature; or (2) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspectors or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraph of this Section 6 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
Section 7.    When a quorum is present at any meeting, the vote of the holders of a majority in voting power of the stock present in person or represented by proxy and entitled to vote thereon on the matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Restated Certificate of Incorporation, these By-Laws (including Article II, Section I with respect to the election of directors to the Board of Directors), the rules or regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any regulation applicable to the corporation or its securities, a different vote is required, in which case such express provision shall govern and control the decision of such question.
Section 8.    In order that the corporation may determine the stockholders (a) entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or (b) entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date (i) in the case of clause (a) above, shall not be more than sixty nor less than ten days before the date of such meeting and may be two separate record dates if the Board of Directors so determines (ii) in the case of clause (b) above, shall not be more than sixty days prior to such action. If for any reason the Board of Directors shall not have fixed a record date for any such purpose, the record date for such purpose shall be determined as provided by law. Only those stockholders of record on the date so fixed or determined shall be entitled to any of the foregoing rights, notwithstanding the transfer of any such stock on the books of the corporation after any such record date so fixed or determined.
Section 9.    The corporation shall prepare and make at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or during ordinary business hours at the principal place of business of the corporation.
Section 10.    The corporation, in advance of all meetings of the stockholders, shall appoint one or more inspectors, who may be employees of the corporation or stockholders or their proxies, but not directors of the corporation or candidates for office. In the event that the corporation fails to so appoint inspectors or, in the event that one or more inspectors previously designated by the corporation fails to appear or act at the meeting of stockholders, the Chairman of the meeting may appoint one or more inspectors to fill such vacancy or vacancies. Inspectors appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them by statute. Inspectors shall, subject to the power of the Chairman of the meeting to open and close the polls, take charge of the polls, and, after the voting, shall make a certificate of the result of the vote taken.
Section 11.    (A) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the corporation’s notice of meeting (or any amendment or supplement thereto) delivered pursuant to Article I, Section 3 of these By-Laws, (b) by or at the direction of the Board of Directors or any committee thereof or (c) by any stockholder of the corporation who is entitled to vote on such election or such business at the meeting, who complied with the notice procedures set forth in subparagraphs (2) and (3) of this paragraph (A) of this By-Law and who was a stockholder of record at the time such notice is delivered to the Secretary of the corporation, entitled to notice of and to vote at the meeting and is a stockholder of record as of the date of the meeting or (d) in the case of stockholder nominations to be included in the corporation’s proxy statement for an annual meeting, by a Nominating Stockholder (as defined in Article II, Section 10 of these By-Laws) who satisfies the notice, ownership and other requirements of Article II, Section 10 of these By-Laws.
(2)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 11(A) (1) (c), the stockholder must have given timely notice thereof in writing to the Secretary of the corporation (and provided any updates or supplements to such notice at the times and in the forms required by this Section 11), and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must be a proper matter for stockholder action under applicable law, the Restated Certificate of Incorporation and these By-Laws. To be timely, a stockholder’s notice shall be delivered to the Secretary of the corporation both at the principal executive office of the corporation and by email to corporatesecretary@assurant.com not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from such anniversary date, to be timely, notice by the stockholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
Such stockholder’s notice shall set forth:
(a)    as to each person whom the stockholder proposes to nominate for election or re-election as a director, in addition to the information required in (c) below: (i) the principal occupation or employment of such person; (ii) the following representations: (1) that the director nominee has read and agrees, if elected, to adhere to the corporation's Corporate Governance Guidelines, Conflict of Interest Policy, Code of Business Conduct and Ethics, Related Person Transactions Policy and Procedures, and any other of the corporation's policies or guidelines applicable to directors, including with regard to securities trading, (2) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any nomination or other business proposal, issue, or question (a “Voting Commitment”) that has not been disclosed to the corporation or any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a director of the corporation, with such person's fiduciary duties under applicable law, and (3) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement, or indemnification (“Compensation Arrangement”) that has not been disclosed to the corporation in connection with such person's nomination for director or service as a director; and (iii) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement and form of proxy as a nominee and to serving as a director if elected;
(b)    as to any other business that the stockholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest (including a substantial interest, within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and stockholder associated person (including any anticipated benefit to such person or persons therefrom); (ii) a description of all agreements, arrangements and understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; (iii) a description of all agreements, arrangements and understandings between or among any such stockholder and any stockholder associated person, on the one hand, and any other person or persons, on the other hand, (including their names) in connection with the proposal of such business by such stockholder and stockholder associated person; and (iv) all information relating to such stockholder and stockholder associated person, or such business that would be required to be disclosed in a proxy statement or other filing required to be made by any such stockholder or stockholder associated person, in connection with the contested solicitation of proxies in support of such proposed business in accordance with Section 14(a) under the Exchange Act, and the rules and regulations promulgated thereunder;
(c)    as to the nominee, if any, the stockholder giving the notice and each stockholder associated person:
(i) the name and address of such stockholder, as they appear on the corporation’s books, and of any such nominee and stockholder associated person;
(ii) the class, series and number of shares of the corporation which are owned, directly or indirectly, beneficially and of record by such nominee, such stockholder and such stockholder associated person, the date or dates such shares were acquired and the investment intent of such acquisition;
(iii) a description of any proxy, contract, arrangement, understanding, or relationship (whether written or oral) pursuant to which such stockholder or such stockholder associated person has a right to vote, directly or indirectly, any stock of the corporation or pursuant to which any other person has the right to vote, directly or indirectly, any stock owned by such stockholder or stockholder associated person;
(iv) a representation that such stockholder is a holder of record of the stock of the corporation at the time of giving of the notice, will be entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;
(v) a representation whether such nominee, if any, such stockholder or such stockholder associated person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect each such nominee, (y) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination; and (z) solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 under the Exchange Act;
(vi) information on compensation by third parties related to the nomination for the election or re-election of such nominee, if any, as a director of the corporation;
(vii) a description of any agreement, arrangement or understanding (whether oral or written) or relationship (including the identity of all the parties thereto) with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the corporation between or among such nominee, if any, such stockholder or stockholder associated person;
(viii) a description of any agreement, arrangement or understanding, whether written or oral (including without limitation any contract to purchase or sell, any acquisition or grant of any option, right or warrant to purchase or sell; or any swap or other instrument), the intent or effect of which may be (x) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the corporation, (y) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the corporation and/or (z) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the corporation;
(ix) a description of any direct or indirect material interest in any material contract or agreement with the corporation, any affiliate of the corporation or any competitor of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);
(x) a description of any other material relationship between such stockholder or stockholder associated person, on the one hand, and the corporation, any affiliate of the corporation or any competitor, on the other hand;
(xi) such written consent of such nominee, stockholder and stockholder associated person to the public disclosure of information provided to the corporation pursuant to this Section 11;
(xii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past 3 years, and any other material relationships, between or among the stockholder and the stockholder associated person, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder or stockholder associated person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and
(xiii) a certification regarding whether such stockholder and stockholder associated person have complied with all applicable federal, state and other legal requirements in connection with such stockholder’s and/or stockholder associated person’s acquisition of shares of stock or other securities of the corporation; and (xiv) any other information relating to such stockholder and stockholder associated person that is reasonably requested by the corporation (including with respect to determining whether such person has complied with this Section 11), or would be required to be disclosed in a proxy statement, form of proxy or other filing required to be made in connection with the solicitation of proxies with respect to the nomination or business brought at an annual meeting of stockholders pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.
A stockholder providing notice of a proposed nomination for election to the Board of Directors or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (A)(2) or paragraph (B) of this By-Law) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the Secretary of the corporation both at the principal executive office of the corporation and by email to corporatesecretary@assurant.com not later than 5 days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date), and not later than 10 days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof). Upon written request of the Secretary of the corporation on behalf of the Board of Directors (or a duly authorized committee thereof), the stockholder shall provide, within 7 business days after delivery of such request (or such longer period as may be specified in such request), (i) written verification, reasonably satisfactory to the Board of Directors, any committee thereof or any authorized officer of the corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to these Bylaws and (ii) a written affirmation of any information submitted by the stockholder pursuant to these By-Laws at an earlier date. If the stockholder fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with these By-Laws. For the avoidance of doubt, the obligation to update as set forth in this paragraph shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders.
(3)    Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least eighty days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the corporation both at the principal executive office of the corporation and by email to corporatesecretary@assurant.com not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation before the meeting: provided that, if no such announcement is made at least ten days before the meeting, then no such notice shall be required.
(4) Any proposed nominee shall provide a completed and signed questionnaire prepared by the corporation (including those questionnaires required of the Board of Directors by the corporation and any other questionnaire the corporation determines is necessary or advisable to assess whether a nominee will satisfy any qualifications or requirements imposed by the Restated Certificate of Incorporation, these By-Laws, any law, rule, regulation or listing standard that may be applicable to the corporation, and the corporation’s corporate governance policies and guidelines), which shall be supplemented promptly upon request by the corporation The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.
(B)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting pursuant to Article I, Section 2 of these By-Laws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (a) by or at the direction of the Board of Directors, or (b) by any stockholder of the corporation who is entitled to notice of and to vote at the meeting, who complies with the notice procedures set forth in this Section 11 and who is a stockholder of record at the time such notice is delivered to the Secretary of the corporation both at the principal executive office of the corporation and by email to corporatesecretary@assurant.com and as of the date of the meeting. Nominations of stockholders of persons for election to the Board of Directors may be made at a special meeting of stockholders if a stockholder’s notice containing the information that would be required in a notice for an annual meeting under paragraph (A)(2) of this By-Law shall be delivered to the Secretary of the corporation both at the principal executive office of the corporation and by email to corporatesecretary@assurant.com not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.
(C)    General. Subject to Article II hereof, only persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Without limiting any remedy available to the corporation, a stockholder may not present nominations for director or business at a meeting of stockholders (and any such nominee shall be disqualified from standing for election or re-election), notwithstanding that proxies in respect of such vote may have been received by the corporation, if such stockholder, any stockholder associated person (as applicable) or any nominee for director (as applicable) acted contrary to any representation, certification or agreement required by this Section 11, otherwise failed to comply with this Section (or with any law, rule or regulation identified in this Section 11) or provided false or misleading information to the corporation. Except as otherwise provided by law, the Restated Certificate of Incorporation or these By-Laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 11, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if any stockholder or stockholder associated person (1) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee and (2) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the corporation that such stockholder or stockholder-associated person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the corporation. Upon request by the corporation, if any stockholder or stockholder associated person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder or stockholder associated person shall deliver to the corporation, no later than 5 business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.
(1)    For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(2) For purposes of this By-Law, “stockholder associated person” of any stockholder means: (1) any beneficial owner of shares of stock of the corporation on whose behalf any nomination is made by such stockholder; (2) any affiliates or associates of such stockholder or any beneficial owner described in clause (1); and (3) any affiliate who controls such stockholder or any beneficial owner described in clause (1).
(3) For purposes of this By-Law, to be considered a “qualified representative” of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission to the Secretary of the corporation both at the principal executive office of the corporation and by email to corporatesecretary@assurant.com at least 5 days in advance of the meeting.
(4)    For purposes of this By-Law, no adjournment or postponement nor notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 11, and in order for any notification required to be delivered by a stockholder pursuant to this Section 11 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.
(5)    Notwithstanding the foregoing provisions of this By-Law, a stockholder shall also comply with all applicable requirements of the Exchange Act, including Rule 14a-19, and the rules and regulations thereunder with respect to the matters set forth in this By-Law; provided however, that any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 11, and compliance with the requirements under this Section 11 shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this By-Law shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act (including, without limitation, Rule 14a-8 under the Exchange Act) or the rights of the holders of any class or series of capital stock to elect directors pursuant to any provision of the Restated Certificate of Incorporation.
ARTICLE II.
BOARD OF DIRECTORS
Section 1.    Except as otherwise provided in the Restated Certificate of Incorporation, the Board of Directors of the corporation shall consist of such number of directors as shall from time to time be fixed exclusively by resolution of the Board of Directors. The Directors shall be elected annually for a term of one year or until their respective successors are elected and qualified, as set forth in the Restated Certificate of Incorporation of the corporation. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships) be elected by the holders of a majority of votes cast; provided, however, that if the number of director nominees exceeds the number of directors to be elected, the director nominees shall be elected by a plurality of the voting power present in person or represented by proxy at the meeting and entitled to vote for the election of directors. For purposes of this Section 1, a majority of votes cast means that the number of shares voted “for” a director’s election must exceed the number of votes cast “against” that director’s election. A majority of the total number of directors then in office (but not less than one-third of the number of directors constituting the entire Board of Directors) shall constitute a quorum for the transaction of business and, except as otherwise provided by law or by the corporation’s Restated Certificate of Incorporation or by these By-Laws, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. Directors need not be stockholders.
Section 2.    Unless otherwise required by law and except as provided in the next succeeding sentence or Section 4 of this Article II, newly created directorships in the Board of Directors that result from an increase in the number of directors and any vacancy occurring in the Board of Directors may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; and the directors so chosen shall hold office for a term as set forth in the Restated Certificate of Incorporation of the corporation.
Section 3.    Meetings of the Board of Directors shall be held at such place within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board of Directors shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board or the President, or written notice including, transmission of a letter, e-mail or other means of electronic or facsimile transmission, duly served on or sent or mailed to each director to such director’s address, e-mail address or telecopy number as shown on the books of the corporation not less than 24 hours before the meeting, or on such shorter notice and by such means as the person or persons calling the meeting may deem reasonably necessary or appropriate in light of the circumstances. The notice of any meeting need not specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting in person (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing.
Section 4.    Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock, the Class B Common Stock or the Class C Common Stock issued by the corporation shall have the right, voting separately by series or class, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Designation or Restated Certificate of Incorporation, as the case may be, applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock, the Class B Common Stock or the Class C Common Stock, if any, shall be in addition to the number fixed by or pursuant to the By-Laws. Except as otherwise expressly provided in the terms of such series or class, the number of directors that may be so elected by the holders of any such series or class of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock, the Class B Common Stock or the Class C Common Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series or class, or, if there are no such remaining directors, by the holders of such series or class in the same manner in which such series or class initially elected a director.
Section 5.    If at any meeting for the election of directors, the corporation has outstanding more than one class of stock, and one or more such classes or series thereof are entitled to vote separately as a class, and there shall be a quorum of only one such class or series of stock, that class or series of stock shall be entitled to elect its quota of directors notwithstanding absence of a quorum of the other class or series of stock.
Section 6.    The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law, shall have and may exercise all the powers and authority provided in the resolution of the Board of Directors in the management of the business and affairs of the corporation.
Section 7.    Unless otherwise restricted by the Restated Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee, as the case may be, in accordance with applicable law.
Section 8.    The members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of telephone or video conference equipment or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.
Section 9.    The Board of Directors may fix the compensation of directors and determine the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the corporation.
Section 10.    Stockholder Nominations Included in the Corporation’s Proxy Materials.
(a)    Inclusion of Nominee in Proxy Statement. Subject to the provisions of this Section 10, if expressly requested in the relevant Nomination Notice (as defined below), the corporation shall include in its proxy statement for any annual meeting of stockholders:
(i)    the name of any person or persons nominated for election (each a “Nominee”), which shall also be included on the corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 10 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder’’);
(ii)    disclosure about each Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;
(iii)    any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board of Directors (subject, without limitation, to Section 10 (e)(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”), and
(iv)    any other information that the corporation or the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section and any solicitation materials or related information with respect to a Nominee.
For purposes of this Section 10, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the corporation designated by the Board of Directors or a committee of the Board of Directors, and shall be final and binding on the corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person so long as made in good faith (without any further requirements). The Chair of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 10 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.
(b)    Maximum Number of Nominees.
(i)    The corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of directors constituting the greater of (i) two or (ii) 20% of the total number of directors of the corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 10 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who the Board of Directors itself decides to nominate for election at such annual meeting; (2) the number of individuals who will be included in the corporation’s proxy materials as nominees recommended by the Board of Directors pursuant to an agreement, arrangement or other understanding with a shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of shares from the corporation by such shareholder or group of shareholders); (3) Nominees who cease to satisfy, or Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 10, as determined by the Board of Directors; (4) Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board of Directors; and (5) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors.
(ii)    In the event that one or more vacancies for any reason occur on the Board of Directors after the deadline set forth in subsection (d) of this Section 10, but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of Directors in office as so reduced.
Any Nominating Stockholder submitting more than one Nominee for inclusion in the Proxy Statement pursuant to this Section 10 shall rank such Nominees based on the order that the Nominating Stockholder desires such Nominees to be selected for inclusion in the proxy statement. In the event that the total number of Nominees submitted by Nominating Stockholders exceeds the Maximum Number, the highest ranking Nominee submitted by each Nominating Stockholder pursuant to this Section 10 will be selected for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the qualifying ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated as necessary with respect to the next highest ranking Nominee of each Nominating Stockholder until the Maximum Number is reached. If, after the deadline for submitting a Nomination Notice as set forth in subsection (d) of this Section 10, a Nominating Stockholder becomes ineligible or withdraws its nomination or a Nominee becomes unwilling or unable to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the corporation (A) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (B) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and such Nominee’s election will not be voted on at the annual meeting.
(c)    Eligibility of Nominating Stockholder.
(i)    An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 10(c) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary of the corporation, within the time period referred to in Section 10(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).
(ii)    An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 10 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer, or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the corporation that demonstrates that the funds meet the criteria set forth in (x), (y), or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 10, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 10, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.
(iii)    The “Minimum Number” of shares of the corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the corporation with the SEC prior to the submission of the Nomination Notice.
(iv)    For purposes of this Section 10, an Eligible Holder “owns” only those outstanding shares of the corporation as to which the Eligible Holder possesses both:
(A)    the full voting and investment rights pertaining to the shares; and
(B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell, or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.
An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice and, after being notified that any of its nominees will be included in the Company’s proxy materials, has recalled such loaned shares no later than the record date, and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the corporation are “owned” for these purposes shall be determined by the Board.
(v)    No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest qualifying ownership position as reflected in the Nomination Notice.
(d)    Nomination Notice. To nominate a Nominee, the Nominating Stockholder must have given timely notice thereof, in proper written form. To be timely, the notice must be delivered to the Secretary of the corporation both at the principal executive office of the corporation and by email to corporatesecretary@assurant.com, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the corporation distributed its proxy statement for the prior year’s annual meeting of stockholders. All of the following information and documents (collectively, the “Nomination Notice”) must be delivered; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:
(i)    A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;
(ii)    A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):
(A)    the information required with respect to the nomination of directors pursuant to Article I, Section 11 (A) (2) of these Bylaws (advance notice Bylaws);
(B)    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(C)    a representation and warranty that the Nominating Stockholder acquired the securities of the corporation in the ordinary course of business and did not acquire, and is not holding, securities of the corporation for the purpose or with the effect of influencing or changing control of the corporation;
(D)    a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the corporation’s securities are traded;
(E)    a representation and warranty that each Nominee:
(1)    does not have any direct or indirect relationship with the corporation that would cause such Nominee to be considered not independent pursuant to the corporation’s Corporate Governance Guidelines and Director Independence Standards as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the corporation’s shares of common stock are traded;
(2)    meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the corporation’s shares of common stock are traded; ·
(3)    is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(4)    is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and
(5)    is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;
(F)    a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 10(c) and has provided evidence of ownership to the extent required by Section 10(c)(i);
(G)    a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 10(c) through the date of the annual meeting and a statement regarding the Nominating Stockholder’s intent with respect to continued ownership of the Minimum Number of shares for at least one year following the annual meeting.
(H)    details of any position of a Nominee as an officer or director of any competitor (that is, any entity that provides services that compete with or are alternatives to the principal services provided by the corporation or its affiliates) of the corporation, within the three years preceding the submission of the Nomination Notice;
(I)    a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv))

(or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board;
(J)    a representation and warranty that the Nominating Stockholder will not use any proxy card other than the corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;
(K)    if desired, a Supporting Statement, and
(L)    in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;
(iii)    An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including each group member) agrees:
(A)    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(B)    to file any written solicitation or other communication with the corporation’s stockholders relating to one or more of the corporation’s directors or director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(C)    to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;
(D)    to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 10;
(E)    in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 10(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the corporation and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and
(iv)    An executed agreement, in a form deemed satisfactory by the Board of Directors, by each Nominee:
(A)    to provide to the corporation such other information and certifications, including completion of the corporation’s director questionnaires, as it may reasonably request;
(B)    that such Nominee consents to be named in the proxy statement as a nominee, to serve as a director if elected, and to the public disclosure of the information provided pursuant to this paragraph;
(C)    at the reasonable request of the Nominating and Corporate Governance Committee, to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Nominee to the Board of Directors, including the information provided by such Nominee to the corporation in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board of Directors;
(D)    that such Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the corporation’s Corporate Governance Guidelines, Code of Ethics, Related Party Transaction Policy, and any other corporation policies and guidelines applicable to directors; and
(E)    that such Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination service or action as a director of the corporation that has not been disclosed to the corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the corporation or (iii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a director of the corporation, with its fiduciary duties under applicable law.
The information and documents required by this Section 10(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 10(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to the Secretary of the corporation both at the principal executive office of the corporation and by email to corporatesecretary@assurant.com.
(e)    Exceptions.

(i)    Notwithstanding anything to the contrary contained in this Section 10, the corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:
(A)    the corporation receives a notice pursuant to Article I, Section 11 (A) (2) of these By-Laws that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the corporation;
(B)    the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 10, the Nominating Stockholder withdraws its nomination or the Chair of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 10 and shall therefore be disregarded;
(C)    the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the corporation violating or failing to be in compliance with the corporation’s By-Laws or certificate of incorporation or any applicable law, rule or regulation to which the corporation is subject, including any rules or regulations of the primary stock exchange on which the corporation’s common stock traded;
(D)    such Nominee was included in the corporation’s proxy materials for either of the two most recent annual meetings of the corporation but either (i) withdrew from or became ineligible or unavailable for election at one or more of such annual meetings, or (ii) failed to receive at least 25% of the votes cast “for” the Nominee’s election at one or more of such annual meetings;
(E)    such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended.
(F)    the corporation is notified, or the Board of Directors determines, that the Nominating Stockholder or such Nominee has failed to continue to satisfy the eligibility requirements described in Section 10 (c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of such Nominating Stockholder or such Nominee under this Section 10;
(ii)    Notwithstanding anything to the contrary contained in this Section 10, the corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board of Directors determines that:
(A)    such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(B)    such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(C)    the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.
The corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.
ARTICLE III.
OFFICERS
Section 1.    The Board of Directors, after each annual meeting of the stockholders, shall elect officers of the corporation, including a President and a Secretary. The Board of Directors may also from time to time elect such other officers (including one or more Vice Presidents, a Treasurer, one or more Assistant Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers) as it may deem proper or may delegate to any elected officer of the corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board of Directors may determine. Any two or more offices may be held by the same person. The Board of Directors may also elect or appoint a Chairman of the Board from among the directors, who may or may not be an officer of the corporation.
Section 2.    All officers of the corporation elected by the Board of Directors shall hold office for such term as may be determined by the Board of Directors or until their respective successors are chosen and qualified. Any officer may be removed from office at any time either with or without cause by the affirmative vote of a majority of the members of the Board then in office, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board of Directors.
Section 3.    Each of the officers of the corporation elected by the Board of Directors or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by law, by the By-Laws or by the Board of Directors and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by the By-Laws or by the Board of Directors or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office. The President, as determined by the Board of Directors, shall be the Chief Executive Officer and shall have the general direction of the affairs of the corporation.

Section 4.    Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the corporation, the Board of Directors may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.
ARTICLE IV.
CERTIFICATES OF STOCK
Section 1.    The shares of stock of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation, or as otherwise permitted by law, representing the number of shares registered in certificate form. Any or all the signatures on the certificate may be a facsimile.
Section 2.    Transfers of stock shall be made on the books of the corporation by the holder of the shares in person or by such holder’s attorney upon surrender and cancellation of certificates for a like number of shares, or as otherwise provided by law with respect to uncertificated shares.
Section 3.    No certificate for shares of stock in the corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed, except upon production of such evidence of such loss, theft or destruction and upon delivery to the corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors in its discretion may require.
ARTICLE V.
CORPORATE BOOKS
The books of the corporation may be kept outside of the State of Delaware at such place or places as the Board of Directors may from time to time determine.
ARTICLE VI.
CHECKS, NOTES, PROXIES, ETC.
All checks and drafts on the corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board of Directors. Proxies to vote and consents with respect to securities of other corporations owned by or standing in the name of the corporation may be executed and delivered from time to time on behalf of the corporation by the Chairman of the Board, the President, or by such officers as the Board of Directors may from time to time determine.
ARTICLE VII.
FISCAL YEAR
The fiscal year of the corporation shall begin on the first day of January in each year and shall end on the thirty-first day of December following.
ARTICLE VIII.
CORPORATE SEAL
The corporate seal shall have inscribed thereon the name of the corporation. In lieu of the corporate seal, when so authorized by the Board of Directors or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.
ARTICLE IX.
AMENDMENTS
Except as otherwise provided in these By-Laws, these By-Laws may be amended, added to, rescinded or repealed at any meeting of the Board of Directors or of the stockholders. Notwithstanding any other provisions of these By-Laws or any provision of law which might otherwise permit a lesser vote of the stockholders, the affirmative vote of the holders of at least a majority of all outstanding voting power of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal Section 2 and Section 11 of Article I, Sections 1, 6 and 7 of Article II, Article X or this proviso to this Article IX of these By-Laws or to adopt any provision inconsistent with any of such Sections or with this proviso.
ARTICLE X.
INDEMNIFICATION
Section 1.    The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article X, the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the corporation.
Section 2.    The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article X or otherwise.
Section 3.    If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article X is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
Section 4.    The rights conferred on any Covered Person by this Article X shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.
Section 5.    The corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
Section 6.    Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.
Section 7.    This Article X shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
ARTICLE XI.
DELAWARE EXCLUSIVE FORUM
Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or other agent of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Restated Certificate of Incorporation or these By-Laws, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article XI.